Exhibit 99.4

ENER1, INC. WARRANT SHARE PUT OPTION AGREEMENT

between

ENER1 GROUP, INC.

And

JSC VTB BANK

Dated as of June 4, 2010

Exhibit A  PUT EXERCISE NOTICE

THIS ENER1, INC. WARRANT SHARE PUT OPTION AGREEMENT, dated as of June 4, 2010 (this "Agreement"), is by and between ENER1 GROUP, INC., a Florida corporation ("EGI") and JSC VTB BANK (the "Holder").

W I T N E S S E T H

WHEREAS, pursuant to the Facility Agreement, dated as of the date hereof (as amended, supplemented, modified, renewed or extended, from time to time in accordance with the provisions thereof, the “Facility Agreement”), by and among Borrower, and JSC VTB Bank as lender thereunder (in such capacity, the “Lender”), Lender has agreed to provide to the Borrower a term loan of up to US$100,000,000 (the “Loan”);

WHEREAS, concurrently herewith and with execution and delivery of the Facility Agreement, and as consideration for the obligations of Lender to enter into the transactions set forth in the Finance Documents, EGI has executed and delivered the Share Warrant Instrument evidencing the Share Warrants to the Holder, whereby EGI grants Holder the right to purchase the Option Shares from EGI subject to the terms and conditions set forth therein;

WHEREAS, by this Agreement, as further consideration for the obligations of Lender to enter into the transactions set forth in the Finance Documents, EGI wishes to grant to Holder the right to sell the Option Shares to EGI subject to the terms and conditions set forth herein;

WHEREAS, EGI will receive substantial benefits from the execution, delivery and performance of the obligations under the Finance Documents the receipt and sufficiency of which are hereby acknowledged; and

WHEREAS, it is a condition precedent to the obligations of Lender to enter into the transactions set forth in the Finance Documents that the Borrower execute and deliver the applicable Finance Documents, including this Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each of EGI and the Holder hereby agrees as follows:

ARTICLE I.

DEFINITIONS AND RULES OF INTERPRETATION

Section 1.01.  Definitions.

All capitalized terms used herein shall, unless defined herein, have the respective meanings set forth in the Facility Agreement.

Section 1.02.  Rules of Interpretation.

The rules of construction set forth in Section 1.2 of the Facility Agreement shall apply to this Agreement.

ARTICLE II.

OPTION

Section 2.01.  Granting of Option.

EGI hereby grants to Holder an irrevocable option, which will become effective on the Utilisation Date, to require EGI to purchase all of the Option Shares owned by Holder at the Put Option Price(s) (as defined below) on the Put Settlement Date(s) (as defined below) described in the Put Exercise Notice(s) (as defined below) applicable to any Option Shares in accordance with the terms of this Agreement (the “Put Option”).  The Put Option may be exercised by Holder on one or more occasions with respect to any Option Shares then owned by Holder and described in the applicable Put Exercise Notice.  Holder will, upon exercise of such right pursuant to Section 2.02(a) with respect to any Option Shares described in a Put Exercise Notice, become entitled to receive the Put Option Price for such Option Shares from EGI against delivery of such Option Shares in accordance with Section 2.03.  The Put Option shall expire on the date falling 48 months after the Utilisation Date.

Section 2.02.  Exercise of Option.

(a)   Holder may, so long as a Put Trigger Event (as defined below) has occurred, elect on one or more occasions to exercise the Put Option with respect to all (or if Holder so elects in its sole discretion) any portion of the Option Shares owned by it by giving written notice of such election, substantially in the form of Exhibit A (such notice, the “Put Exercise Notice”), to EGI.  Except as provided in Section 2.02(c), a Put Exercise Notice shall be irrevocable upon the delivery thereof.

(b)   The Put Option shall be settled with respect to the Option Shares that are the subject of any Put Exercise Notice, and EGI shall purchase and Holder shall sell all of such Option Shares at the Put Option Price, on the settlement date (the “Put Settlement Date”) specified in the applicable Put Option Notice, which date shall be no earlier than the tenth, and no later than the twentieth, Business Day following the date of such Put Exercise Notice.

Section 2.03.  Completion of Sale of the Option Shares.

(a)   If the Put Option is exercised pursuant to Section 2.02, the completion of the sale and purchase of the Option Shares that are the subject of the applicable Put Exercise Notice shall take place on the Put Settlement Date at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019, at 10:00 a.m. (New York time), or at such other place to be mutually agreed upon by the parties hereto.

(b)   The completion of any sale and purchase of the Option Shares that are the subject of the applicable Put Exercise Notice pursuant to the exercise of the Put Option on the Put Settlement Date shall take place as follows:

(i) Subject to Section 2.05(a) EGI shall pay the Put Option Price to Holder on the Put Settlement Date by wire transfer of immediately available funds; and

(ii) upon completion of step (i) above, Holder’s right, title and interest in and to the Option Shares that are the subject of the applicable Put Exercise Notice shall be transferred to EGI (or any designee thereof specified by EGI to Holder prior to the Put Settlement Date) by Holder.

(c) The parties hereto agree to do such further things and to execute such further documents as may be reasonably necessary so that upon payment in full of the Put Option Price, EGI (or its designee) may obtain, title to the Option Shares that are the subject of the applicable Put Exercise Notice.

Section 2.04.  Encumbrances.

Holder represents, warrants and covenants that upon transfer of the Option Shares to EGI (or its designee) in accordance with Section 2.03(b)(ii), Holder shall have delivered to EGI (or its designee) all of Holder's right, title and interest in, to and under the Option Shares that are the subject of a Put Exercise Notice, free and clear of any pledge, assignment, lien, charge, mortgage, encumbrance or other security interest (each, an “Encumbrance”) (other than any other Encumbrance created by or at the direction of EGI (or its designee) or any of its Affiliates).

Section 2.05.  Determination of Put Option Price.

(a)   The “Put Option Price” means the then-current sales price for the Option Shares described in the applicable Put Exercise Notice that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as reasonably determined by Holder.

(b)   Holder shall deliver notice of its calculation of the Put Option Price to EGI no later than the third Business Day following the delivery of the Put Exercise Notice.  If (i) EGI does not agree with Holder’s calculation of the Put Option Price, EGI shall immediately (but in any event not later than the second Business Day following the delivery of the notice of calculation referred to in the immediately preceding sentence) provide written notice to Holder to such effect (which notice shall contain EGI’s calculation of the Put Option Price) and (ii) such dispute is not resolved by the Business Day preceding the Put Settlement Date, the Put Option Price shall be paid as follows:  on the Put Settlement Date, EGI shall pay to Holder the Put Option Price as specified by Holder in the notice of calculation referred to in the first sentence of this paragraph (such amount, the "Initial Installment").

(c)   If the parties hereto are unable to agree on the Put Option Price as provided in Section 2.05(b), then within twenty Business Days following the Put Settlement Date, the Appraiser (as defined below) appointed by Holder shall (i) recalculate (which determination shall be made as of the Put Settlement Date) the Put Option Price; (ii) determine the difference between such amount and the Initial Installment (the "Adjustment Amount") and (iii) provide Holder and EGI with written notice of the Adjustment Amount.  Not later than the fifth Business Day following the date of the written notice delivered in accordance with the immediately preceding sentence, if the Adjustment Amount is (x) positive, EGI shall pay Holder an amount equal to the sum of (1) the Adjustment Amount and (2) interest thereon, accruing from and including the Put Settlement Date to but not including the date of payment thereof, at a rate of 9.75% per annum (accrued daily on the basis of a year of 360 days and the actual number of days elapsed) or (y) negative, Holder shall refund to EGI the Adjustment Amount.  All determinations made by the Appraiser shall in the absence of fraud or manifest error be conclusive for all purposes and binding on the parties.

(d) The term “Appraiser” means any one of the following firms following their appointment by Holder to act as “Appraiser” hereunder pursuant to this Section 2.05:  Deloitte Touche Tohmatsu; Ernst & Young; KPMG; or PricewaterhouseCoopers.

(e)    EGI shall be responsible for the Appraiser’s expenses, disbursements and advances incurred or made by the Appraiser in connection with the services rendered by it under this Section 2.05.

(f)    Without prejudice to EGI's obligation to pay the Put Option Price following a valid exercise of the Put Option, if EGI shall fail to pay any portion of the Put Option Price on the date required under Section 2.03 (the "Default Date"), EGI shall pay interest on such portion to Holder from the Default Date up to the time of actual payment of the Put Option Price at the rate of 14.75% per cent per annum.  Interest under this Section 2.05(d) shall accrue daily on the basis of a year of 360 days and the actual number of days elapsed and shall be payable on demand..

ARTICLE III.

PUT TRIGGER EVENT

Section 3.01.  Put Trigger Event.

The de-listing by or other removal from listing for trading on the Nasdaq Stock Market, a New York based electronic stock exchange (“NASDAQ”), for any reason, of Ener1, Inc.’s common equity interests listed with NASDAQ on the Utilisation Date shall, unless either (a) such equity interests are at such time (and at all times thereafter continue to be) listed for trading on the New York Stock Exchange or the NYSE Amex stock exchange or (b) such equity interests are re-listed for trading without restriction on the NASDAQ (or, if applicable, the New York Stock Exchange or the NYSE Amex stock exchange) within five Business Days of such de-listing, constitute a “Put Trigger Event” hereunder.

ARTICLE IV.

MISCELLANEOUS

Section 4.01.  Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

Section 4.02.  Further Assurances.

Each of the parties hereto agrees to cooperate and take such further action and to execute and deliver such additional instruments and documents as any other party hereto may from time to time reasonably request for the purposes of giving effect to the terms of this Agreement or any other Finance Document at the cost of the requesting party.

Section 4.03.  GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, WITH THE EXCEPTION OF SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Section 4.04.  Entire Agreement.

This Agreement and the other Finance Documents contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, regarding such subject matter.

Section 4.05.  Amendments.

       This Agreement may be amended only by a written instrument executed by the parties hereto or their respective successors or permitted assigns.

Section 4.06.  Severability.

If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, is held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants and conditions hereof will continue in full force and effect as if this Agreement has been executed with the invalid or unenforceable portion severed from this Agreement to the extent necessary to comply with applicable law and permit enforcement unless such modification would materially impair the respective benefits (in the reasonable judgment of such party) of either of the parties hereto.

Section 4.07.  WAIVER OF TRIAL BY JURY.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 4.08. Waiver.

The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in anyway to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provisions. No waiver of any breach hereof or non-compliance herewith shall be held to be a waiver of any other or subsequent breach hereof or non-compliance herewith.

Section 4.09. Specific Performance.

(a)   Holder acknowledges that EGI will have no adequate remedy at law if Holder fails to perform its obligations under this Agreement.  In such event, Holder agrees that EGI shall have the right, to the fullest extent permitted by law, in addition to any other rights it may have, to specific performance of such obligations and that it will not take any action to impede EGI's efforts to enforce such right of specific performance.

(b)   EGI acknowledges that Holder will have no adequate remedy at law if EGI fails to perform its obligations under this Agreement.  In such event, EGI agrees that Holder shall have the right, to the fullest extent permitted by law, in addition to any other rights it may have, to specific performance of such obligations and that it will not take any action to impede Holder's efforts to enforce such right of specific performance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective duly authorized officers as of the date first above written.

ENER1 GROUP, INC.

By:	/s/
Name
Title

JSC VTB BANK

By:	/s/
Name
Title

  Exhibit A
PUT EXERCISE NOTICE

__________ __, ____

To:          ENER1 GROUP, INC.
c/oEner1, Inc.,
1540 Broadway, Suite 25C
New York, New York  10036
Attention: Anthony Castano
Telecopier No: +1 212 920 3510

Re:	ENER1, INC. WARRANT SHARE PUT OPTION AGREEMENT – PUT EXERCISE NOTICE

Ladies and Gentlemen:

Reference is made to the Ener1, Inc. Warrant Share Put Option Agreement dated as of June 4, 2010 (as amended or otherwise modified through the date hereof, the "Agreement"), between Ener1 Group, Inc. ("EGI") and JSC VTB Bank ("Holder").  Terms used but not otherwise defined herein have the meaning assigned to them in the Agreement.

Pursuant to Section 2.02(a) of the Agreement, we hereby exercise the Put Option following a Put Trigger Event set forth in Article III with respect to the following number of Option Shares:  [__________________].

The Put Settlement Date with respect to such Option Shares shall be the date set out below:

Put Settlement Date:  [_____________]

JSC VTB BANK

By:	/s/
Name
Title